Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), made and entered into effective as of this ______ day of _________________, 2008 (the “Effective Date”), is by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and _______________________ (the “Employee”).

WHEREAS, Employee is a key employee of the Company; and

WHEREAS, the Company and Employee previously entered into an Employment Agreement (the “Agreement”) in order to secure the experience, abilities and service of Employee;

WHEREAS, the Agreement remains in full force and effect as of this date;

WHEREAS, the Company and Employee desire to amend the terms and conditions of the Agreement so as to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended and to continue the Executive’s employment with the Company upon those amended terms and conditions

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree to modify the Agreement as follows:

1.           Section 4.B. is hereby amended and restated in its entirety to read as follows:

“B.           Annual Incentive Bonus.  For each fiscal year during the Term, Employee shall be eligible to participate in the Annual Executive Bonus Program, with a target bonus amount of 50% of Employee’s annual Base Salary for such year.  A bonus, if earned, shall be payable as soon as reasonably practical following the completion of the applicable fiscal year, but in no event prior to the first day of the fiscal year following such fiscal year and no later than the 15th day of the third month of such subsequent fiscal year. Bonuses for Employee shall be based on the achievement of such Company, departmental and/or individual performance goals that may be established for the applicable bonus year by the Compensation Committee.”

2.           Section 4.C. is hereby amended and restated in its entirety to read as follows:

“C.           Annual Overachievement Bonus.  During the Term, Employee shall be eligible to overachieve the target bonus amount of the Annual Executive Bonus Program as determined by the Compensation Committee.  Overachievement bonuses shall be based on the Company’s overachievement of such Company, departmental and/or individual performance goals that may be established for the applicable bonus year by the Compensation Committee.  A bonus, if earned, shall be payable as soon as reasonably practical following the completion of the applicable fiscal year, but in no event prior to the first day of the fiscal year following such fiscal year and no later than the 15th day of the third month of such subsequent fiscal year.”

3.           Section 4.F. is hereby amended and restated in its entirety to read as follows:

“F.           Reimbursements.  Employee shall be entitled to receive reimbursement by the Company in accordance with its business reimbursement policy in effect from time to time for all reasonable, out-of-pocket business expenses incurred by him in performing his duties under this Agreement upon the submission by Employee of such accounts and records as may be reasonably required under the Company’s business reimbursement policy.  Employee must submit to the Company such accounts and records of each such expense within 30 days after the later of (i) Employee’s incurrence of such expense or (ii) Employee’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Employee the expense within [30] days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursements (or in-kind benefits) to which Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.”

4.           Section 6.B. is hereby amended and restated in its entirety to read as follows:

“B.           Upon termination of Employee’s employment pursuant to Section 5.C., the Company shall be obligated to pay or provide, and Employee’s estate or beneficiary shall be entitled to receive:

1.  all of the amounts and benefits described in Section 6.A. which shall be paid within ten (10) business days of the date of termination; and

2.  a lump sum payment equal to 1.5 times the sum of (i) Employee’s Base Salary at the time of termination, plus (ii) the most recent annual bonus earned by Employee.  Subject to Section 20, such amount shall be paid in a lump sum within ten (10) business days following Employee’s Separation from Service.  For purposes of this Agreement, Employee's "Separation from Service" shall mean a separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury regulations issued thereunder.”

5.           A new Section 20 is hereby added to the Agreement to read as follows:

“SECTION 20.	Section 409A.

A.           This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

B.           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Employee becomes entitled under this Agreement in connection with the termination of Employee’s employment with the Company shall be made or paid to Employee prior to the earlier of (i) the first day of the seventh (7th) month following the date of Employee’s Separation from Service due to such termination of employment or (ii) the date of Employee’s death, if Employee is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified  employee” at the time of such Separation from Service  and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 20.B. shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year.  If Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.”

6.           Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of his rights and obligations under Agreement and this Amendment.

7.           Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Company and Employee have caused this Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Cyberonics, Inc.	Employee

By:___________________________________	By:__________________________________

Date:_________________________________	Date:_________________________________